Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders
ConAgra Foods, Inc.:

We consent to the incorporation by reference in the registration statement No. 333-177140 on Form S-3 and registration statements Nos. 333-70476, 333-46962, 333-46960, 333-44426, 333-78063, 333-64633, 33-50113, 33-48295, 33-28079, 2-81244, 2-96891, 33-15815, 333-17573, 33-52330, 333-17549, 33-63061, 33-37293, 333-00997, 333-162180, 333-162137, and 333-162136 on Form S-8 of ConAgra Foods, Inc. and subsidiaries (the Company) of our reports dated July 19, 2013, with respect to the consolidated balance sheets of the Company as of May 26, 2013 and May 27, 2012, and the related consolidated statements of earnings, comprehensive income, common stockholders’ equity, and cash flows for each of the years in the three-year period ended May 26, 2013, the related consolidated financial statement schedule for each of the years in the three-year period ended May 26, 2013, and the effectiveness of internal control over financial reporting as of May 26, 2013, which reports appear in the Annual Report on Form 10-K of ConAgra Foods, Inc. for the fiscal year ended May 26, 2013.

Our report dated July 19, 2013 on the effectiveness of internal control over financial reporting as of May 26, 2013 contains an explanatory paragraph that states that the Company acquired Ralcorp Holdings, Inc. (Ralcorp) in fiscal 2013 and that management excluded from its assessment of the effectiveness of the Company's internal control over financial reporting associated with total assets of $8.18 billion and total net sales of $1.25 billion included in the consolidated financial statements of the Company as of and for the year ended May 26, 2013. Our audit of internal control over financial reporting also excluded an evaluation of the internal control over financial reporting of Ralcorp.

/s/ KPMG LLP

Omaha, Nebraska
July 19, 2013